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Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

        Subsidiaries and joint ventures of Chase Corporation as of August 31, 2012 are as follows:

Name	Jurisdiction of Incorporation
C.I.M. Industries, Inc.	New Hampshire
Capital Services of New York, Inc.	New York
Chase & Sons Limited	United Kingdom
HumiSeal Europe SARL	France
HumiSeal Europe Limited	United Kingdom
Chase Protective Coatings Limited	United Kingdom
NEPTCO Holdings, Inc.	Delaware
NEPTCO Incorporated	Rhode Island
NEPTCO (Suzhou) Materials Co., Ltd.	People's Republic of China
NEPTCO JV LLC (50% Owned)	Delaware

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  Exhibit 21